EXHIBIT NO. EX-99.m.4

                                 GAM FUNDS, INC.

            FIRST AMENDED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                               FOR CLASS D SHARES


     WHEREAS, GAM Funds, Inc. (the "Fund") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to amend the originally adopted Plan of Distribution which was adopted pursuant to Rule 12b-1 under the 1940 Act (the "Plan") with respect to shares of its Class D common stock, par value $.001 per share, (the "Class D Shares") of each series of the Fund (the "Series"), and the Board of Directors has determined that there is a reasonable likelihood that adoption of the amended Plan will benefit each Series and its stockholders; and

     WHEREAS, the Fund employs GAM Services Inc. (the "Distributor") as distributor of the Class D Shares; and

     WHEREAS, the Fund and the Distributor intend to enter into a separate Distribution Agreement with the Fund for the Class D Shares, pursuant to which the Fund will employ the Distributor as distributor for the continuous offering of Class D Shares;

     NOW, THEREFORE, the Fund hereby adopts this amended Plan and the Distributor hereby agrees to the terms of the Plan with respect to the Class D Shares of each Series in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

     1. The Fund shall pay to the Distributor, as the distributor of the Class D Shares, compensation for distribution of the Class D Shares at the annual rate of 0.50% of the average daily net assets of each Series attributable to the Class D Shares. The amount of such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors and the Distributor shall mutually agree.

     2. The amount set forth in Paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Class D Shares. Such amount may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class D Shares, including, but not limited to: compensation to and expenses, including overhead and telephone expenses, of employees of the Distributor who engage in or support distribution of the Class D Shares; printing of prospectuses and reports for other than existing stockholders; preparation, printing and

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distribution of sales literature and advertising materials;  and compensation to broker/dealers who sell Class D Shares. The Distributor may negotiate with any such broker/dealer the services to be provided by the broker/dealer to stockholders in connection with the sale of Class D Shares, and all or any portion of the compensation paid to the Distributor under Paragraph 1 of this Plan may be reallocated by the Distributor to broker/dealers who sell Class D Shares. Nothing herein shall be construed to prohibit distribution payments to non-dealers who are not required to be registered under the United States Securities and Exchange Act of 1934 or required to be members in good standing with the NASD, who are exempt from registration as a broker or a dealer or who may otherwise lawfully distribute Fund shares without registration and in accord with applicable United States banking regulation or other such applicable regulation.

     3. This Plan shall not take effect with respect to any Series until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding Class D Shares of such Series.

     4. In addition to the approval required by paragraph 3 above, this Plan shall not take effect with respect to each Series until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Fund and (b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5. This Plan shall continue in effect for one year from the date of its adoption, and thereafter the Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

     6. The Distributor shall provide to the Board of Directors of the Fund, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made, including commissions,
advertising,   printing,  interest,  carrying  charges  and  allocated  overhead expenses.

     7. Any agreement related to this Plan shall provide:

          a. that such agreement may be terminated with respect to the Class D Shares of any Series at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of such Shares, on not more than sixty (60) days' written notice to any other party to the agreement; and

          b. that such agreement shall terminate automatically in the event of its assignment.

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                                       3

     8. All amounts expended under this Plan for the benefit of the Class D Shares of a specific Series as to which this Plan is effective will be charged to the Class D Shares of that Series, and any expenses pursuant to this Plan which are deemed by the Board of Directors of the Fund to benefit all such Series equally will be charged to the Class D Shares of each such Series on the basis of the net asset value of the Class D Shares of such Series in relation to the net asset value of all of the outstanding Class D Shares of the Fund.

     9. This Plan may be terminated with respect to the Class D Shares of any Series at any time by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding Class D Shares of such Series.

     10. This Plan may not be amended with respect to the Class D Shares of any Series to increase materially the amount of compensation provided for in Paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in Paragraph 3 hereof, and no material amendment to the Plan of any kind, including an amendment which would increase materially the amount of such compensation, shall be made unless approved in the manner provided for approval and annual renewal in Paragraphs 4 and 5 hereof.

     11. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the then current Directors who are not interested persons (as defined in the 1940 Act) of the Fund.

     12. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six (6) years from the date of this Plan, such agreements or such reports, as the case may be, the first two (2) years in an easily accessible place.



                                                GAM FUNDS, INC.

Dated: May 1, 2000                              By: /s/ Joseph J. Allessie
                                                    ----------------------------


                                                Title: Secretary
                                                       -------------------------